SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Intrusion Inc.
(Name of Registrant as Specified In Its Charter)

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101 EAST PARK BLVD, SUITE 1200

PLANO, TEXAS 75074
(972) 234-6400
_____________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 24, 2022
_____________________

To the Stockholders of
Intrusion Inc.:

NOTICE IS HEREBY GIVEN that the 2022 Annual Meeting of Stockholders (the “Meeting”) of Intrusion Inc. (the “Company”) will be held on Tuesday, May 24, 2022, at 9:00 A.M. Local Time at 101 East Park Blvd, Plano, Texas 75074. The Meeting will be held for the following purposes:

(1)	To elect six (6) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	To ratify the appointment of Whitley Penn LLP as independent auditors of the Company for the fiscal year ending December 31, 2022;

(3)	To hold an advisory vote on executive compensation;

(4)	To hold an advisory vote on the frequency of the advisory vote on executive compensation;

(5)	To approve the potential issuance of shares of the Company’s common stock in excess of 19.99% of the outstanding shares of common stock in connection with the optional redemption feature under the promissory notes issued, or to be issued, under a securities purchase agreement the Company entered into on March 10, 2022; and

To transact such other business as may properly come before the Meeting or any adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The record date for determining those stockholders who will be entitled to notice of, and to vote at, the Meeting and at any adjournment thereof is March 28, 2022. A list of stockholders entitled to vote at the Meeting will be available for inspection at the offices of the Company during the ten days prior to the Meeting.

All stockholders are cordially invited to attend the Meeting in person. Stockholders are urged, whether or not they plan to attend the Meeting, to complete, date and sign the enclosed Proxy and return it promptly in the enclosed postage prepaid envelope. Your Proxy may be revoked at any time prior to the Meeting.

By Order of the Board of Directors

Anthony J. LeVecchio
Executive Chairman of the Board

Plano, Texas
April [•], 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 24, 2022: This proxy statement and the company’s 2021 Annual Report on Form 10-K are available at www.intrusion.com.

INTRUSION INC.
101 EAST PARK BLVD, SUITE 1200

PLANO, TEXAS 75074

PROXY STATEMENT
for
ANNUAL MEETING OF STOCKHOLDERS
to be Held May 24, 2022

The enclosed proxy (the “Proxy”) is being solicited on behalf of the Board of Directors (the “Board”) of Intrusion Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Meeting”) to be held at 101 East Park Blvd, Plano, Texas 75074, at 9:00 A.M., Local Time, on Tuesday, May 24, 2022, or at such other time and place to which the Meeting may be adjourned. Proxies, together with copies of this Proxy Statement and a copy of the Company’s Annual Report for 2021, are being mailed on or about April [•], 2022 to stockholders of record entitled to vote at the Meeting.

Execution and return of the enclosed Proxy will not affect a stockholder’s right to attend the Meeting and to vote in person. Any stockholder executing a Proxy retains the right to revoke such proxy at any time prior to exercise at the Meeting. A Proxy may be revoked by delivery of written notice of revocation to the Secretary of the Company, by execution and delivery of a later Proxy or by voting the shares in person at the Meeting. If you attend the Meeting and vote in person by ballot, your proxy will be revoked automatically and only your vote at the Meeting will be counted. A Proxy, when executed and not revoked, will be voted in accordance with the instructions thereon. In the absence of specific instructions, Proxies will be voted by those named in the Proxy “FOR” the election as directors of those nominees named in the Proxy Statement, “FOR” the approval of each of the other proposals described in this Proxy Statement, for “THREE YEARS” with respect to how frequently a non-binding shareholder vote on the compensation of our named executive officers should occur, and in accordance with their best judgment on all other matters that may properly come before the Meeting.

The enclosed form of Proxy provides a method for stockholders to withhold authority to vote for any one or more of the nominees for director while granting authority to vote for the remaining nominees. The names of all nominees are listed on the Proxy. If you wish to grant authority to vote for all nominees, check the box marked “FOR.” If you wish to withhold authority to vote for all nominees, check the box marked “WITHHOLD.” If you wish your shares to be voted for some nominees and not for one or more of the others, check the box marked “FOR” and indicate the name(s) of the nominee(s) for whom you are withholding the authority to vote by writing the name(s) of such nominee(s) on the Proxy in the space provided.

RECORD DATE AND VOTING SECURITIES

Only stockholders of record at the close of business on March 28, 2022, are entitled to notice of, and to vote at, the Meeting. The stock transfer books of the Company will remain open between the record date and the date of the Meeting. A list of stockholders entitled to vote at the Meeting will be available for inspection at the executive offices of the Company. On the record date, the Company had 19,314,539 outstanding shares of Common Stock, $0.01 par value (the “Common Stock”) held of record by 86 holders.

QUORUM AND VOTING

The presence at the Meeting, in person or by Proxy, of the holders of a majority of the shares of Common Stock outstanding is necessary to constitute a quorum. Holders of Common Stock are entitled to one vote for each share of Common Stock held on each matter to be voted on at the Meeting including the election of directors. All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on matters presented at the Meeting and will have the same effect as negative votes (other than the election of directors) whereas broker non-votes will not be counted for purposes of determining whether a matter has been approved.

1

STOCKHOLDER PROPOSALS

Assuming the presence of a quorum, the following paragraphs describe the vote required by the stockholders of record to approve each of the proposals set forth in this Proxy Statement.

•

Proposal One. The six nominees receiving the greatest number of votes of the shares of Common Stock outstanding present in person or represented by Proxy at the Meeting and entitled to vote shall be deemed elected even if they receive the affirmative vote of less than a majority of the shares of Common Stock outstanding entitled to be voted at the Meeting.

•

Proposal Two.  The affirmative vote of the holders of a majority of the shares of Common Stock outstanding present in person or represented by Proxy at the Meeting and entitled to vote is required for the ratification of the appointment of Whitley Penn LLP as independent auditors.

•

Proposal Three. The advisory vote on executive compensation will be decided by the affirmative vote of a majority of the shares of Common Stock outstanding present in person or represented by proxy and entitled to vote at the Meeting. The advisory vote on executive compensation is a non-binding advisory vote; however, the Compensation Committee and Board of Directors intend to consider the outcome of the vote when considering future executive compensation decisions. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on this proposal and will have the same effect as negative votes. Broker non-votes are not counted for the purpose of determining whether a matter has been approved.

•

Proposal Four. The advisory vote on the frequency of the advisory vote on executive compensation will be decided by the alternative receiving the highest number of shares of Common Stock outstanding present in person or represented by proxy and entitled to vote at the Annual Meeting. Because the advisory vote on the frequency of the advisory vote on executive compensation is a non-binding advisory vote, the Board may decide that it is in the best interests of the stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by the stockholders.

•	Proposal Five. The affirmative vote of the holders of a majority of the shares of Common Stock outstanding present in person or represented by Proxy at the Meeting and entitled to vote is required for approval of the potential issuance of shares of the Company’s common stock in excess of 19.99% of the outstanding shares of common stock in connection with the optional redemption feature under the promissory notes issued, or to be issued, under a securities purchase agreement the Company entered into on March 10, 2022. Broker non-votes are not counted for the purpose of determining whether a matter has been approved.

The Board unanimously recommends a vote “FOR” each of proposals ONE, TWO and THREE and FIVE and that for proposal FOUR the stockholders vote “THREE YEARS” with respect to how frequently a non-binding shareholder vote on the compensation of our named executive officers should occur as set forth in this Proxy Statement.

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PROPOSAL ONE
ELECTION OF DIRECTORS

The Board for the ensuing year will consist of six directors who are each to be elected at the Meeting for a term of office expiring at the next Annual Meeting of Stockholders or until their respective successors have been elected and qualified. It is intended that the persons named in the following table will be nominated as directors of the Company and that the persons named in the accompanying Proxy, unless otherwise directed, will vote for the election of such nominees at the Meeting. Each of the nominees has indicated their willingness to serve as a member of the Board of Directors, if elected. However, in the event any nominee shall become unavailable for election to the Board for any reason not presently known or contemplated, the Proxy holders will be vested with discretionary authority in such instance to vote the enclosed Proxy for such substitute as the Board shall designate.

The following slate of six nominees has been nominated by the Board of Directors:

Name of Nominee	Age	Position(s)	Director Since

Anthony Scott	69	President, Chief Executive Officer, and Director	2022
Anthony J. LeVecchio (1)*	75	Executive Chairman and Director	2020
James F. Gero (1)(3)*	77	Director	2003
Katrinka B. McCallum*(2)(3)	54	Director	2021
Jamie M. Schnur*(1)(2)	50	Director	2021
Gregory K. Wilson*(2)(3)	50	Director	2021
*	Independent Director as defined by Nasdaq Rule 5605(a)(2).
(1)	Member of the Compensation Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Nominating and Governance Committee

Anthony Scott was appointed as our President and Chief Executive Officer on November 11, 2021, and as a director on January 21, 2022. Mr. Scott’s prior engagements demonstrate many years of executive leadership and cybersecurity experience, including serving as Federal Chief Information Officer for the U.S. government, Chief Information Officer for multi-billion corporations such as VMware, Microsoft and The Walt Disney Company, as well as a private consultant helping organizations implement effective world class solutions for cybersecurity, IT governance and crisis management. Prior to his appointment, Scott had been serving as the founder and CEO of the TonyScottGroup, LLC., a Washington DC and Silicon Valley-based consulting and venture capital firm focused on early-stage cybersecurity and privacy technologies. Before starting the TonyScottGroup in 2017, Scott was appointed by President Obama as the Federal Chief Information Officer for the U.S. Government in February 2015. In that role, he had oversight, budget and management responsibilities for the more than $85 billion budget that the Federal Government annually spends on IT. He and his team managed the government-wide response plan after the Office of Program Management cybersecurity incident, which prompted the Cybersecurity Sprint and Implementation Plan (CSIP) that dramatically improved the information systems security posture of the Federal Government. He also created the first “State of IT” report at the end of the Obama administration, collaborating with members of Congress to create several legislative proposals to improve IT funding within the Federal Government. Scott is a renowned expert on providing public and private sector executive insights concerning matters such as digital transformation, cloud adoption, machine learning, AI, cybersecurity, governance, open data, and workforce diversity, and he has appeared frequently before Congress as well as at numerous industry forums. Prior to working at the Federal Government, Scott was the CIO at VMware, Microsoft, and The Walt Disney Company, as well as Chief Technology Officer at General Motors, and he has also held senior executive positions at Bristol Meyers Squibb, Price Waterhouse, Sun Microsystems and Marriott. Scott holds a Bachelor of Science Degree from the University of San Francisco in Information Systems Management and a Juris Doctorate (law) degree from Santa Clara University. Mr. Scott’s many years in executive leadership roles, including serving for governmental agencies, combined with his IT and cybersecurity experience make him uniquely qualified to serve on our board and as our president and chief executive officer.

3

Anthony J. LeVecchio was appointed by the Board to serve as a Director on August 6, 2020 as Board Chair on August 20, 2020, and was appointed to serve as our “Executive Chairman of the Board” on August 4, 2021. Mr. LeVecchio also serves on our Compensation Committee. Mr. LeVecchio is President and Owner of The James Group, Inc., a general business consulting firm that has advised CEOs across a wide range of industries in both public and private companies. Prior to forming The James Group in 1988, Mr. LeVecchio was the Senior Vice President and Chief Financial Officer for VHA Southwest, Inc., a regional healthcare system. Previous to that, Mr. LeVecchio held financial management positions with Philips Information Systems, Exxon Office Systems and Xerox Corporation. Mr. LeVecchio has served on the board of over 20 private companies ranging from pre-revenue startups to companies with over $100 million in annual revenues. In this capacity, he has guided companies through all phases of corporate growth including startup operations; achieving profitability; asset, debt, and equity financing; merger and acquisitions and implementation of corporate governance best practices. His previous board experience includes serving as Chairman of the Board of LegacyTexas Bank (Nasdaq) and as Co-chairman of the Board for UniPixel, Inc. (Nasdaq). Mr. LeVecchio has also served on boards for Microtune, Inc., DG FastChannel, Inc., Maxum Health, Inc., Medical Alliance and ASDS. As a public company director, he has experience with IPOs; secondary offerings; Sarbanes Oxley preparedness and qualification for 404 accelerated filers; Nasdaq de-listing and relisting; SEC stock option backdating investigations and class action lawsuit resolution; and Dodd Frank implementation. In addition to his business activities, Mr. LeVecchio is a lecturing professor in the School of Management at University of Texas, Dallas, and is a member of the advisory board for The Institute for Excellence in Corporate Governance at UTD. In 2014, he was named as an Outstanding Public Company Director by the Dallas Business Journal. He has participated as a speaker and panelist on several occasions for Bank Director and Corporate Board Member. Mr. LeVecchio received a Bachelor of Economics from Rollins College, Winter Park, Florida and an M.B.A. in Finance from the same institution where he remains an active alumnus and a former member of their Board of Trustees. Mr. LeVecchio was selected to serve as our Board Chair and on our Compensation Committee because of his standing as a financial expert and corporate governance expert.

James F. Gero was named a Director of the Company on October 27, 2003 and serves as the Chair of our Compensation Committee and our Nominating and Governance Committees. Mr. Gero is former Executive Chairman of Orthofix, N.V. (Nasdaq) and has served on the board of Orthofix from 1995 to 2013. He also serves on the Board of LCI Industries (NYSE), where he also had previously served as its Chairman. Previously, he was a director of REI (NYSE), American Medical Electronics (Nasdaq) DF&R (Nasdaq), Spar Aerospace (TSE), and numerous private companies including Thayer Aerospace. During his 50-year business career he was Chairman and CEO of Sierra Technologies, a diversified technology driven company, Chairman and CEO of Varo, Inc. (NYSE), a developer and manufacturer of various aerospace and defense products, one of the founders of Clearwire Corporation, and early on was Vice President and General Manager of Allied Corp. (now Honeywell). Presently, he manages his investments in private equity and the public markets. Educationally, Mr. Gero has a B.S. in Chemistry and Biology from State University of New York, an M.B.A. from the University of New Haven, and an M.S. in Strategic Planning from Fairleigh Dickinson and an honorary Doctorate of Business degree from the University of New Haven. He has significant experience in general management, board governance, and private investing. He is well disciplined in management, finance, operations and other functions required in operating a business. Mr. Gero’s extensive experience serving on boards of both public and private companies and his knowledge in the areas of strategic planning, finance, and corporate governance makes him particularly qualified for service on our Board, Audit Committee, Nominating and Governance Committee, and Chair of our Compensation Committee, and Chair of our Nominating and Corporate Governance Committee.

Katrinka B. McCallum was appointed to our Board in February of 2021 and serves as Chair of our Audit Committee and as a member of our Nominating and Corporate Governance Committee. Most recently, Ms. McCallum was Vice President of Customer and Product Experience at Red Hat, a leading provider of enterprise open-source solutions, which was acquired by IBM in 2019. She joined Red Hat in 2007 as VP of Investor Relations and has served in a variety of Vice President positions within the Products & Technologies organization during her tenure there. During her career that spans more than two decades in enterprise software, Ms. McCallum led business units, sales and marketing organizations as well as engineering and operations teams. She developed a reputation for driving strategy into actions that intelligently aligned the operational backbone and accelerated the business. Ms. McCallum serves on the board of Rimini Street, Inc. (Nasdaq: RMNI) and is a member of their audit committee. In addition, she has served on corporate boards including Micromuse, Inc. (Nasdaq) and Round Pond, a subsidiary board of Red Hat, Inc. Ms. McCallum is a member of the North Carolina Board of Science, Technology & Innovation, where she also co-chairs the Data Economy committee. In addition, she was a member of the executive committee for the North Carolina Technology Association board. Ms. McCallum has an M.B.A. from The Fuqua School of Business at Duke University, a B.A. in Economics from Wellesley College, and a Certificate in Accounting from Northeastern University. And though now inactive, Ms. McCallum earned her CPA license while working as an auditor for Deloitte and she is an active member of the National Association of Corporate Directors. Ms. McCallum’s broad array of business experience and expertise as a strategic high growth technology leader, financial expert, as well as her general business acumen across a broad range of public, private and non-profit organizations makes her particularly qualified for service on our Board, our Nominating and Governance Committee, and as Chair of our Audit Committee.

4

Jamie M. Schnur was elected to our Board in May of 2021 and serves on our Audit and on our Compensation Committees. Beginning in 2019, Mr. Schnur became President of the Aftermarket & Technology Group of Lippert Components, a primary supplier of components for the RV industry, operating internationally in eight countries. In this position, he leads their global aftermarket operations as well as their Global Marketing, IT and Electronics Groups. He initially joined Lippert Components in 1996 as a Systems Analyst, ultimately being promoted to the positions of IT Director in 1998 and CIO in 2004. His role grew as he began building and leading new and innovative teams in the HR, Marketing, Engineering, Customer Service, Payroll & Digital Innovation sectors of the company. Prior to being promoted to his current position at Lippert, he served as its Chief Administration Officer starting in 2016, where he managed and supervised a broad range of strategic and tactical teams, including the global IT organization. Since 1998, he has been responsible for managing all aspects of the Company’s growing complex IT infrastructure and led the Company’s many year relationship with Intrusion. During his 25 year tenure at Lippert Components, he has been involved in over 70 acquisitions and contributed to its growth from $75 million to over $3 billion in total revenue. Mr. Schnur earned a B.S.B.A. from Central Michigan University in Information Systems Management. Mr. Schnur’s experience in information technology operations, cyber-security measures, mergers and acquisitions, together with his strong leadership skills makes him particularly qualified for service on our Board.

Gregory K. Wilson was elected to our Board in May of 2021 and serves on our Audit and on our Nominating and Coporate Governance Committees. Mr. Wilson recently became the Chief Information Security Officer at Docupace, a company that provides a suite of digital solutions to assist broker-dealers, registered investment advisers and other financial professionals. Docupace streamlines and automates client onboarding, document management, advisor transitions and other critical workflows while maintaining SEC and FINRA compliance. Prior to that, Mr. Wilson was Chief Information Security Officer at Pioneer Natural Resources from 2018 through the end of 2020, where he was responsible for the development and execution of its information security, risk, compliance and privacy program, which included risk management, incident response, vendor management and security governance. From 2014 until his move to Pioneer, Mr. Wilson was Head of Information Security at 1st Global. Mr. Wilson is an experienced leader with more than 23 years of experience in IT Risk Management, Information Security, IT Audit, Litigation Support, Privacy, Business Continuity and Disaster Recovery Planning, Training and Awareness and Compliance Management. Mr. Wilson has expert knowledge in risk assessment and security compliance with the regulatory requirements of Sarbanes-Oxley (SOX), Payment Card Industry (PCI), Health Insurance Portability and Accountability Act (HIPAA), Gramm Leach-Bliley Act (GLBA), US Patriot Act and General Data Protection Regulation (GDPR). Mr. Wilson serves as an Advisor to Menlo Ventures, YL and Vation Ventures and on several corporate Advisory Boards and Dallas Innovation Advisory Council as well as several professional and community boards. Mr. Wilson received his master’s degree in Economics from the University of Oklahoma and his bachelor's degree in Public Administration from the University of Nebraska at Omaha. Mr. Wilson has completed the NACD’s Director Professionalism certification and has been designated a Qualified Technology Expert by the Digital Director Network. Mr. Wilson holds the CISSP, CISM, CGEIT, CDPSE, PSM and PMP certifications as well as his Series 7, 24 and 66. Mr. Wilson’s extensive experience serving on private corporate, governmental, and nonprofit boards as well as his leadership and experience in Information Security strategy, risk governance, enterprise risk management, digital transformation, regulatory compliance, incident response, mergers and acquisitions, and operations makes him particularly qualified for service on our Board.

All directors of the Company hold office until the next ensuing annual meeting of stockholders or until their respective successors are duly elected and qualified. All officers of the Company are elected annually by the Board and serve at the discretion of the Board. There are no family relationships between any director or officer of the Company and any other such person.

Stockholder Approval

The affirmative vote of a plurality of the 19,314,539 shares of Common Stock outstanding present in person or by proxy at the Meeting is required for the election of each of the nominees for director.

The Board recommends a vote “FOR” the election of such nominees.

5

CORPORATE GOVERNANCE

The business affairs of the Company are managed under the direction of the Board. The Board meets on a regularly scheduled basis during the fiscal year of the Company to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings as required from time to time when important matters arise requiring Board action between scheduled meetings. The Board of Directors or its authorized committees met 21 times during the 2021 fiscal year. During fiscal year 2021, each director participated in at least 75% or more of the aggregate of (1) the total number of meetings of the Board of Directors (held during the period for which he was a director) and (2) the total number of meetings of all committees of the Board on which he served (during the period that he served).

Director Independence

Each of Anthony J. LeVecchio, James F. Gero, Katrinka B. McCallum, Jamie M. Schnur, and Gregory K. Wilson are “independent” members of our board of directors as “independence” is defined in Nasdaq Marketplace Rule 5605(a)(2).

Family Relationships

There are no family relationships between any director, nominee for director, or officer of the Company and any other such person.

Board Role in Risk Oversight and Management

The Board has an active role in the oversight and management of the Company’s risks and carries out its role directly and through Board committees. The Board’s direct role in the Company’s risk management process includes regular or periodic receipt and discussion of reports from management and the Company’s outside counsel and advisers on areas of material risk to the Company, including operational, strategic, financial, legal, and regulatory risks.

While overall enterprise-wide risk management is ultimately the responsibility of the Board, the Audit Committee is delegated with the authority to oversee the identifying, assessing, and monitoring of such risks, delegating authority for discrete risk management oversight to the appropriate committees of the Board or to a Risk Oversight sub-committee of the Audit Committee. The Audit Committee shall report regularly to the Board at-large on its activities in risk oversight, pass along reports from any Committees or sub-committees with oversight authority, and make recommendations for any changes, modifications, improvements, or expansions of the Company’s risk assessment and management policies and procedures.

The Board has also addressed risk through the adoption of corporate policies. The Board has adopted a Code of Business Conduct and Ethics designed to ensure that directors, officers, and employees of the Company are aware of their legal and ethical responsibilities and conduct the Company’s business in a consistently legal and ethical manner.

The Company has not adopted any practices or policies regarding the ability of our employees (including officers) or Directors, or any of their designees, to purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engage in transactions, that hedge or offset, or are designed to hedge or offset, any decrease in the market value of our common stock either granted to the employee or director by the Company as part of the compensation of the employee or director; or held, directly or indirectly, by the employee or director.

6

Committees

The Board has established Audit, Compensation, and Nominating and Governance Committees to devote attention to specific subjects and to assist it in the discharge of its responsibilities. The functions of the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee are described below.

Audit Committee. The Audit Committee for fiscal year 2021was composed of Ms. McCallum (Chair), who serves as our audit committee financial expert, Mr. Wilson, with Mr. LeVecchio serving on this committee until August of 2021 when he assumed the role of Executive Chairman of the Board, and Mr. Schnur joining in November of 2021 to take the seat vacated by Mr. LeVecchio. The duties and functions performed by our Audit Committee are set forth in the “Report of the Audit Committee.” Each member of our Audit Committee is an independent director, as defined by Nasdaq Rule 5605(a)(2). The Audit Committee is governed by a written charter, which was amended and restated by the Board on September 14, 2020, and further amended on March 11, 2022, and a copy of the charter is included under the “investor relations” section on the Company’s website, www.intrusion.com. The Audit Committee held 6 meetings during fiscal year 2020.

Compensation Committee. The Compensation Committee for fiscal year 2021 was composed of Mr. Gero (Chair), Mr. LeVecchio, and Mr. Schnur, each of whom was an independent director, as defined by Nasdaq Rule 5605(a)(2); provided that during the time Mr. LeVecchio was serving as the Company’s “principal executive officer” he was not deemed independent, did not participate in any meetings of, communications, with, or deliberations of the Compensation Committee until the appointment of Mr. Anthony Scott as our President and Chief Executive Officer in November of 2021. Ms. McCallum served on our Compensation Committee from March until May 2021. The Compensation Committee met 3 times and acted twice by written consent during the 2021 fiscal year. The Compensation Committee is empowered to advise management and make recommendations to the Board with respect to the compensation and other employment benefits of executive officers, key employees and directors of the Company. The Compensation Committee also administers the Company’s equity incentive plan for officers, key employees and directors, and the Company’s incentive bonus programs for executive officers and employees. The Compensation Committee is authorized, among other powers, to determine from time to time the individuals to whom awards shall be granted, the number of shares to be covered by each award and the time or times at which awards shall be granted pursuant to the equity incentive plan. The Compensation Committee is governed by a written charter that was approved by the Board on September 14, 2020, as amended on March 11, 2022, and a copy of this charter is included under the “investor relations” section on the Company’s website, www.intrusion.com.

Nominating and Governance Committee. The Nominating and Governance Committee is composed of Mr. Gero (Chair), Ms. McCallum, and Mr. Wilson, each of whom is an independent director, as defined by Nasdaq Rule 5605(a)(2). The Nominating and Governance Committee was newly formed on August 17, 2020, and is governed by a written charter that was approved by the Board on September 14, 2020, as amended on March 11, 2022, and a copy of this charter is included under the “investor relations” section on the Company’s website, www.intrusion.com. The Nominating and Governance Committee did not meet formally at any time during 2021. All of our 2022 director nominees were recommended for nomination by the Nominating and Corporate Governance Committee.

7

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee has discussed with Whitley Penn LLP, the Independent Registered Public Accounting Firm to the Company, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Whitley Penn LLP required by applicable requirements of the PCAOB regarding Whitley Penn LLP’s communications with the Audit committee concerning independence, and the Audit Committee has discussed with Whitley Penn LLP its independence.

The Audit Committee discussed with Whitley Penn LLP the overall scope and plans for their audit. The Audit Committee meets with Whitley Penn LLP, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 6 meetings during fiscal year 2021.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Whitley Penn LLP as the Company’s Independent Registered Public Accounting Firm.

Respectfully submitted, AUDIT COMMITTEE of the Board of Directors Katrinka B. McCallum, Audit Committee Chair Jamie M. Schnur, Audit Committee Member Gregory K. Wilson, Audit Committee Member

8

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee is responsible for administering the compensation programs of the executive officers. The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals and sets their compensation based upon the evaluation of their performance. In evaluating executive officer pay, the Compensation Committee may consider recommendations from the Chief Executive Officer with respect to goals and compensation of the other executive officers. The Compensation Committee also periodically reviews director compensation. All decisions with respect to executive and director compensation are approved by the Compensation Committee and recommended to the full Board for ratification.

The Compensation Committee is responsible for administering all of the Company’s equity-based plans. The Compensation Committee also periodically reviews compensation and equity-based plans and makes its recommendations to the board with respect to these areas.

It is the opinion of the Compensation Committee that the executive compensation policies and plans, including, without limitation, the Amended 2005 Stock Incentive Plan, the 2015 Stock Incentive Plan, and the 2021 Intrusion Inc. Omnibus Incentive Plan provide the necessary total remuneration program to properly align the Company’s performance and the interests of the Company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Respectfully submitted,

COMPENSATION COMMITTEE
of the Board of Directors

James F. Gero, Compensation Committee Chair

Anthony J. LeVecchio, Compensation Committee Member
Jamie M. Schnur, Compensation Committee Member

9

EXECUTIVE COMPENSATION

Executive Officers

The following table sets forth the names and ages of all our NEOs, their respective positions with the Company, and the period during which each has served as an executive officer.

Name of Officer	Age	Position(s)	Officer Since
Anthony Scott	69	President, Chief Executive Officer, and Director	2021
B. Franklin Byrd	57	Chief Financial Officer	2020
T. Joe Head	65	Chief Technical Officer	2003
Jack B. Blount		Former President, Chief Executive Officer, and Director	(1)

(1)    Mr. Blount resigned from all of these positions with the Company in July of 2021.

The biography for Anthony Scott is provided in “Proposal One – Election of Directors.”

T. Joe Head currently serves as our Chief Technology Officer, was a co-founder of the Company, and has served as a director since the Company’s inception in September 1983 until the election of directors at last year’s Annual Meeting. Prior to co-founding the Company, Mr. Head held the positions of Product Marketing Manager and Marketing Engineer of Honeywell Optoelectronics, from 1980 to 1983. Mr. Head holds a B.S. degree in Electrical Engineering from Texas A&M University.

B. Franklin Byrd was appointed on December 1, 2020, to replace Michael L. Paxton, who retired from that position. Mr. Byrd brings more than 25 years of experience in finance, accounting, and compliance to the Company, having actively participated in the financing and management of over $9 billion of debt and equity transactions, both public and private. He also brings significant scaling experience with early stage and high-growth entities to the table, having participated in taking three entities public. Prior to joining Intrusion, Inc., Byrd served as CFO for Peak Nano Systems, LLC, a position he held since 2018. There, he was responsible for completing critical financings and scaling back office operations for the company. From 2016 – 2018, he served as Managing SVP of operations and Finance for Transwestern Commercial Services, LLC, during which time he served as interim CFO for that company’s investment group during a period of significant transition and growth. Byrd has also served as vice president of finance for Hunt Power L.P., a division of Hunt Consolidated Inc., from 2009 to 2016. During his time at Hunt, Byrd had divisional CFO responsibilities in which he oversaw financial vision, direction, and leadership for the construction and investment of electric infrastructure assets. Additionally, he set up multiple Real Estate Investment Trust (REIT) companies, including deal structuring, finance, financial reporting and compliance. Byrd is a Certified Public Accountant and currently serves on the Financial Executives International Association. He’s also an active member of The American Institute of CPAs and the Texas Society of Certified Public Accountants. He earned B.B.A.s in both finance and accounting from Texas A&M University, and his M.B.A., with honors, from Houston Baptist University.

All executive officers of the Company are elected annually by the Board and serve at the discretion of the Board. There are no family relationships between any director or executive officer and any other such person.

Summary Compensation Information

The following table sets forth certain summary information regarding all cash compensation earned by the each of the Company’s Chief Executive Officer and Chief Financial Officer, each of the Company’s former Chief Executive Officer and Chief Financial Officer, and one other executive officer who have served during the last two fiscal years in all capacities in which they served the Company and its subsidiaries. The individuals listed below have been determined by the Company to be its “Named Executive Officers” for fiscal year 2021.

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2021 SUMMARY COMPENSATION TABLE (1)

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
			(2)		(3)	(4)
Anthony Scott (5)	2021	$49,039	$0	$75,000	$0	$0	$124,039
President, Chief Financial Officer, Director	2020	$0	$0		$0	$0	$0

B. Franklin Byrd,	2021	$275,000	$0	$89,351	$240,800	$2,750	$607,901
Chief Financial Officer (6)	2020	$20,000	$0		$0	$0	$20,000

T. Joe Head,	2021	$290,754	$0	$89,351	$0	$1,438	$381,542
Vice-Chair, Vice President and Director	2020	$281,000	$0	0	$0	$2,809	$283,809

Michael L. Paxton,	2021	$0	$0	0	$0	$0	$0
Former Chief Financial Officer, Treasurer and Secretary (7)	2020	$293,000	$0	0	$0	$1,950	$294,950

Jack B. Blount	2021	$227,508	$0	0	0	$181,360	$408,868
Former President, Chief Executive Officer, & Director (8)	2020	$180,000	$0	0	$713,604	$1,346	$894,950

(1)	No non-equity incentive plan compensation was paid, and no pension or non-qualified deferred compensation earnings were charged to the Named Executive Officers for the last two fiscal years. These columns have been omitted from the table.
(2)	Includes bonus compensation and/or commission earned during the fiscal year indicated, a portion of which may have been or will be paid during the subsequent fiscal year.
(3)	Represents the aggregate grant date fair value computed in accordance with the FASB ASC Topic 718. The FASB ASC Topic 718 full grant date fair value and will be expensed and reported as the option vests for each Named Executive Officer. A complete discussion of the assumptions used to calculate such values can be found in the Company’s 2021 Annual Report on Form 10-K, which accompanies this Proxy Statement.
(4)	This amount includes the annual employer matching contributions under the Company’s tax qualified Section 401(k) Savings Plan.
(5)	Mr. Scott was appointed President and Chief Executive Officer effective November 15, 2021, and he was appointed as a director in January of 2022; therefore, no compensation was paid to Mr. Scott for fiscal year 2020.
(6)	Mr. Byrd was appointed Chief Financial Officer effective December 1, 2020.
(7)	Mr. Michael Paxton resigned his positions as Chief Financial Officer, Secretary and Treasurer effective December 1, 2020.
(8)	Mr. Jack B. Blount was appointed Chief Executive Officer, President, and Director on May 27, 2020. Mr. Blount resigned all of his positions with the Company in July of 2021 under the terms of a Separation and Release Agreement.

2021 Principal Elements of Executive Compensation

The Compensation Committee engaged Longnecker, its independent compensation consultant, to review the overall competitiveness of our executive compensation program, with continued focus on aligning management compensation with performance and Intrusion’s general strategy. Based on this review and the continued evolution of Intrusion’s strategic direction, we made material adjustments to our compensation programs for executive officers in 2021, which are described below.

Element	Purpose
Base Salary:	Provide market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain talent

Annual Cash Incentive Award:	Motivate and reward performance achievement against stated annual Company and individual goals.

Annual Long-Term Equity Incentive Award:	Reward creation of long-term stockholder value and achievements consistent with our long-term business strategies.

11

Base Salary

The salaries of the executive officers, including the Chief Executive Officer, are determined annually by the Compensation Committee with reference to the following without specific weighting:

•	salaries paid to executives with similar responsibilities at companies of a comparable size and sales volume, primarily in the high technology industry;
•	each officer’s performance; and
•	the Company’s overall financial results.

The Compensation Committee believes that other companies likely compete with the Company for executive talent and that the Company must offer salaries within a competitive market range to attract and retain talented executives. However, the Compensation Committee manages salaries for the executive group as a whole in a conservative fashion in order to place more emphasis on incentive compensation.

Bonus

To reinforce the attainment of corporate objectives, the Compensation Committee believes that a substantial portion of the potential annual compensation of each executive officer should be in the form of short-term, variable incentive pay. The incentive cash bonus program for executives is established annually by the Compensation Committee based upon the Company’s achievement of sales and/or earnings targets established at the beginning of the fiscal year. The incentive plan for executives requires a threshold level of Company financial performance before any incentives are awarded. Once the threshold objective for sales and/or earnings for a fiscal year is reached, specific formulas are in place to calculate the actual incentive payment for each executive for such year.

At the beginning of fiscal year 2019, the Compensation Committee adopted the 2019 management incentive plan. Under the terms of the 2019 management incentive plan, the bonus payable to each executive officer was based on sales targets. Intrusion utilized this same plan structure for 2020, and 2021.

Bonuses Awarded

In fiscal year 2021, the Company did not achieve its targeted sales and/or earnings goals and did not reach its threshold level of sales and/or earnings for bonuses. Per the employee incentive plan, the Company did not award full-time, non-commissioned employees a bonus. This included our current executive officers.

Stock Option and Equity Incentive Programs

The goal of the Company’s short and long term equity-based incentive awards is to align the interests of executive officers with the Company’s stockholders. The Compensation Committee determines the value allocated to equity-based incentives according to each executive’s position within the Company, individual performance, contributions to achievement of corporate objectives and related factors, and grants equity awards to create a meaningful opportunity for stock ownership. In early 2021, the Board approved a new performance-based compensation plan that is benchmarked to its peer group and provides for short- and long-term incentives in the form of cash, stock option grants, restricted stock issuances, and performance stock unit awards when performance meets or exceed expectations.

12

Equity Awards Granted

The Company grants equity awards to the executive officers and key employees in order to retain their services and increase their performance potential to help attain long-term goals of the Company. However, there has been no set formula for the granting of awards to individual executives or employees. In each of the past three fiscal years, 2021, 2020 and 2019, the Company has granted stock options to purchase 606,000, 403,000, and 34,000 shares of the Company’s Common Stock, respectively. Of these amounts, options to purchase 119,350 shares have been granted to three of the Named Executive Officers during the past three years. During fiscal year 2021, no non-employee directors received stock options to purchase shares of Common Stock. During fiscal year 2021, the Company issued 148,837 restricted stock units, of which 69,349 were issued to three of our Named Executive Officers.

Timing of Awards

Equity awards to executive officers and other key employees are typically granted annually in conjunction with the review of the individual’s performance. This review typically takes place in January. Grants to newly hired employees are typically effective on the first Compensation Committee meeting following the employee’s first day of employment, after approval by the committee. The exercise price of all stock options is set at the then current day’s closing price of the Common Stock.

Stock Ownership Guidelines

The Company does not have any standard stock ownership guidelines. However, all executives are encouraged to retain stock options and other shares that they directly own.

Perquisites

The Company limits the perquisites that are made available to executive officers. The Company does not have a pension program for executives or employees.

The perquisites provided by the Company in fiscal year 2022 are as follows. All employees who participated in the Company’s 401(k) plan may receive up to $2,700 in matching funds. All of the Named Executive Officers who participated in the 401(k) plan received matching funds. The health and life insurance plans are the same for all employees. In general, all employees and dependents base health premiums are paid 70% by Intrusion and 30% by the employees. All employees are also provided life insurance up to $50,000. This policy is the same for all employees, including executive officers.

Employment Agreements

Neither the Company nor its subsidiaries has any employment agreements with any of its Named Executive Officers other than an Executive Employment Agreement, dated November 11, 2021 between the Company and Anthony Scott. The material terms of this Employment Agreement are as follows: a $425,000 annual cash salary; a one time restricted stock award equivalent to $75,000 of common stock based on the closing price on November 11, 2021; the ability to earn up to two times his annual salary (in cash or a combination of cash and stock option awards) under the terms of the Company’s existing executive incentive based bonus plan; the ability to participate in the Company’s long-term incentive plan; as well as other reasonable and customary benefits provided by the Company. In addition, the Employment Agreement requires that the Board nominate Mr. Scott for election as a director at the Annual Meeting.

13

Long-term Incentive Plan

In 2022, we intend to grant our NEOs long-term equity-based incentive awards. The Compensation Committee with the assistance from the independent consultant will determine the amount of these awards, as well as the mix of time- and performance-based awards. The Compensation Committee seeks to balance retention (time-based option awards) with performance (goal oriented performance vesting), which tie compensation to long-term Company and shareholder value creation. The 2022 long-term equity-based incentive awards are planned to be in the form of time-based stock options (50% of the total) and performance-based RSUs (50% of the total). Additionally, the number of performance-based RSUs awarded are equally split between Absolute Revenue and Absolute EBITDA. Further, as a way to achieve retention of key executives, we expect that the 2022 stock equity awards will vest in equal annual installments over a three-year period.

Outstanding Equity Awards at the End of Fiscal Year 2021

2021 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information with respect to the options outstanding by the Named Executive Officers held at fiscal year-end.

	Option Awards				Stock Awards
	Number of	Number of	Option	Option	Number of	Market
	Securities	Securities	Exercise	Exercise	Shares	Value
	Underlying	Underlying	Price	Date	or Units	Shares or
	Unexercised	Unexercised			Not Vested	Units Vested
	Options	Options
	(#)	(#)(1)	($)	(2)	(#)	($)
Name	Exercisable	Unexercisable			Not Vested	Not Vested
Anthony Scott					17,401	$59,859

B. Franklin Byrd	16,667	33,333	$12.71	5/18/2031	–
		20,000	$3.64	2/7/2032
					25,974	$89,351
T. Joe Head	50,000	–	$0.48	2/7/2023
	50,000	–	$1.80	2/6/2024
					25,974	$89,351

_______________________

(1)	Options become exercisable in three equal annual installments beginning on the first anniversary date of grant.
(2)	The expiration date of each option occurs between ten years after the date of grant of each option.

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DIRECTOR COMPENSATION

Overview of Compensation and Procedures

Similarly to the setting of executive compensation, the Compensation Committee reviews the level of compensation of non-employee Directors on an annual basis. The Company has historically used data from a number of different sources to determine the compensation for non-employee Directors. Some examples of the data used include publicly available data describing director compensation in peer companies and survey data collected by the Company.

We compensate non-employee members of the Board through a mixture of cash and equity-based compensation. Each non-employee Director currently receives an annual cash retainer fee of $30,000. In addition, our Chairman receives an annual fee of $30,000 for his service with each of the members serving as the Audit Committee Chair and Compensation Committee Chair receiving an additional annual fee of $12,500 for their service. Each non-employee Director is also reimbursed for all reasonable expenses incurred in attending such meetings. No Director who is an employee of the Company receives any fees for service as a Director in 2021; however, Jack B. Blount earned compensation for his services to the Company as an employee as set forth in the Summary Compensation Table. Mr. Blount did not receive any additional fees for services as a Director, and our current President and Chief Executive Officer, Mr. Scott, serves on our current Board at no additional compensation.

Under the Automatic Option Grant Program of the 2015 Plan, each non-employee Director had previously been automatically granted an option to purchase 10,000 shares of Common Stock upon joining the Board and an option to purchase 8,000 shares of Common Stock on the date of each annual stockholder meeting as long as the director had served at least three months prior to the date of grant. The Automatic Option Grants were abandoned and none was granted under the 2015 for non-employee directors in 2021 nor is there any intention to grant any such awards in 2022. Our practice since the 2021 Annual Meeting of Stockholders is to provide each non-employee director with restricted stock awards of the Company’s Common Stock at the Annual Meeting in an amount equal to $70,000 determined by the closing price of the Company’s stock on the day of such award.

15

2021 DIRECTOR COMPENSATION

Name and Principal Position	Fees Earned or Paid in Cash	Stock Awards	Total
	($)	($)	($)
Anthony Scott (1) President and Chief Executive Officer	49,039	75,000	124,039

Jack B. Blount (1) Former President and Chief Executive Officer	408,868	–	408,868

Anthony J. LeVecchio Board Chair	61,200	270,006	331,206

Jim Gero Board Member	43,700	70,007	113,707

Katrinka B. McCallum (2) Board Member	34,063	70,007	104,070

Gregory K. Wilson (3) Board Member	18,750	70,007	88,757

Jamie M. Schnur (4) Board Member	18,750	70,007	88,757

 ____________________

(1)	No fees were paid to Company employees for serving as a Director of the Company.
(2)	Ms. McCallum began serving as a director in February of 2021.
(3)	Mr. Wilson began serving as a director in May of 2021.
(4)	Mr. Schnur began serving as a director in May of 2021.

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NOMINATION OF DIRECTORS

In nominating and evaluating candidates to determine if they are qualified to become Board members, the Nominating and Governance Committee considers a number of attributes, including:

•	personal and professional character, integrity, ethics and values, without regard to race, religion, gender or national origin;
•	general business experience and leadership profile, including experience in corporate management, such as serving as an officer or former officer of a publicly held company, or experience as a board member of another publicly held company;
•	strategic planning abilities and experience;
•	aptitude in accounting and finance;
•	expertise in domestic and international markets;
•	experience in the network security or telecommunications industry;
•	understanding of relevant technologies;
•	academic expertise in an area of the Company’s operations;
•	communications and interpersonal skills; and
•	practical and mature business judgment.

The Nominating and Governance Committee also evaluates Board members’ and nominees’ service on the boards of other public companies. These directors also evaluate candidates identified by their personal contacts and other Board members.

The Nominating and Governance Committee will also consider nominees proposed by stockholders. Although the Company has no formal policy regarding stockholder nominees, stockholder nominees are viewed in substantially the same manner as other nominees. The consideration of any candidate for director will be based on the assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time. To recommend a prospective nominee for consideration, stockholders should timely submit the candidate’s name and qualifications to the Company’s Secretary in writing at 101 East Park Blvd., Suite 1200, Plano, TX 75074. There have been no changes to the procedures by which stockholders may recommend nominees to the Board since the date of the Company’s proxy statement for its 2021 annual meeting of stockholders. The Nominating and Governance Committee annually reviews the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, skills, experience, and industry backgrounds in the context of the needs of the Board and the Company. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning.

Communication with the Board

The Company does not have formal procedures for stockholder communication with the Board. Any matter intended for the Board, or for any individual member or members of the Board, should be directed to the Company’s Secretary at the address of the Company indicated above, with a request to forward the same to the intended recipient. In general, all stockholder communication delivered to the Company’s Secretary for forwarding to the Board or specified Board members will be forwarded in accordance with the stockholder’s instructions, unless the Secretary believes the question or issue may be addressed adequately by the Company’s investor relations department. However, the Secretary reserves the right to not forward to Board members any abusive, threatening or otherwise inappropriate materials. The Board believes that more formal procedures are not necessary to permit shareholder’s adequate access to its members.

17

Policy Regarding Board Attendance at Stockholders Meetings

Although it has no formal policy requiring attendance, the Company encourages all directors to attend all meetings of stockholders. All of the current members of the Board attended the 2021 Annual Meeting of Stockholders.

Code of Business Conduct and Ethics

All of the Company’s directors and employees are required to abide by the Company’s Code of Business Conduct and Ethics, which the Company adopted on September 14, 2020, as amended on March 16, 2022 (the “Code”) to ensure that the Company’s business is conducted in a consistently legal and ethical manner and to avoid instances of insider trading. The Code cover areas of professional conduct that include conflicts of interest, fair dealing and the strict adherence to all laws and regulations applicable to the conduct of the Company’s business. The full text of the Code is published on the Company’s website at under the investor relations tab at www.intrusion.com. The Company intends to disclose future amendments to, or waivers from, certain provisions of the Codes of Ethics on the Company’s website within four business days following the date of such amendment or waiver. Upon the written request of any stockholder, the Company will furnish, without charge, a copy of the Code. This request should be directed to the Company’s Secretary at 101 East Park Blvd., Suite 1200, Plano, TX 75074.

18

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board has appointed Whitley Penn LLP to serve as independent auditors of the Company and to audit its consolidated financial statements for fiscal year 2022, subject to ratification by the Company’s stockholders at the Meeting. Whitley Penn LLP has served as the Company’s Independent Registered Public Accounting Firm since July 2009. To the knowledge of management of the Company, neither such firm nor any of its members has any direct or material indirect financial interest in the Company, nor any connection with the Company in any capacity other than as independent auditors.

Although stockholder ratification and approval of this appointment is not required by the Company’s bylaws or otherwise, in keeping with the Company’s policy that its stockholders should be entitled to a voice in this regard and as a matter of good corporate practice, the Board is seeking ratification of this appointment. If the appointment is not ratified, the Board must then determine whether to appoint other auditors prior to the end of the current fiscal year. In such case, the opinions of stockholders will be taken into consideration.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee has reviewed the following audit and non-audit fees the Company has paid to Whitley Penn LLP for 2020 and 2021 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by Whitley Penn LLP before the services are performed, including all of the services described below under “Audit-Related Fees,” “Tax Fees” and “All Other Fees” below.

Audit Fees. Fees billed for service rendered by our Accounting Firm for the reviews of Forms 10-Q and for the audit of the consolidated financial statements of the Company were $125,000 for 2020 and $127,436 for 2021. Fees billed for the services rendered by our Accounting Firm for the review of our registration statement on Form S-1 for our secondary offering of common stock that closed in October of 2020 were $75,000. Fees billed for the services rendered by our Accounting Firm for the review of our registration statement on Form S-3 for our at the market offering of common stock that commenced in August of 2021 were $39,000.

Audited-Related Fees. Aggregate fees billed for all audit-related services rendered by our Accounting Firm were $0 for 2019 and 2020.

Tax Fees. Aggregate fees billed for permissible tax services rendered by our Accounting Firm consisted of $13,000 for 2020 and $15,875 for 2021. These amounts include tax strategy services, preparation of sales tax returns, preparation of federal and state income tax returns, preparation of property tax and franchise tax returns and international tax issues.

All Other Fees. Aggregate fees billed for all other services rendered by our Accounting Firm consisted of $0 for 2020 and 2021.

Representatives of Whitley Penn LLP are expected to be in attendance at the Meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to appropriate questions.

The enclosed Proxy will be voted as specified, but if no specification is made, it will be voted “FOR” the adoption of the resolution of ratification.

The Board recommends a vote “FOR” this proposal.

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PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders an opportunity to indicate whether they support our Named Executive Officer compensation as described in this proxy statement. This advisory vote, commonly referred to as "say on pay," is not intended to address any specific item of compensation, but instead relates to the tabular disclosures regarding Named Executive Officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

The Compensation Committee believes an effective compensation program should be one that is designed to recruit and retain top quality executive leadership focused on attaining long-term corporate goals and increasing stockholder value. We believe that our executive compensation program is designed to reasonably and fairly recruit, motivate, retain and reward our executives for achieving our objectives and goals. Accordingly, the Board of Directors unanimously recommends that stockholders vote in favor of the following resolution: "Resolved, that the stockholders approve the compensation of the Company's named executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission, including the compensation tables and the related footnotes and narrative disclosures."

Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. The proposal will be approved by the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter.

The Board recommends a vote “FOR” the approval of the resolution approving the compensation of the Company’s named executive officers.

20

PROPOSAL FOUR

ADVISORY VOTE ON THE FREQUENCY OF SAY ON PAY VOTING

As required pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are providing our stockholders with the opportunity to vote at the Annual Meeting on an advisory resolution regarding the compensation of our named executive officers ("say-on-pay"). See Proposal Three above in this Proxy Statement. The Dodd-Frank Act and applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on the advisory resolution set forth immediately above regarding the frequency of future say-on-pay votes.

Stockholders may vote to recommend that future "say-on-pay" votes be held every year, every two years or every three years. The Board currently believes that future "say-on-pay" votes should occur every three years. The Board believes that holding a "say-on-pay" vote every three years offers the closest alignment with the Company's approach to executive compensation and its underlying philosophy that seek to enhance the long-term growth of the Company and to attract, retain and motivate our executive officers over the long term. The Board believes a three-year cycle for the advisory vote on executive compensation will provide investors the most meaningful timing alternative by which to evaluate the effectiveness of our executive compensation strategies and their alignment with the Company's business and results of operations. It will also minimize the administrative, compliance and other corporate expenses associated with holding "say-on-pay" votes more frequently (e.g., every year or every two years).

Effects of Advisory Vote

Because the vote on this proposal is advisory in nature, it will not be binding on the Board. However, the Board of Directors will consider the outcome of the vote along with other factors when making its decision about the frequency of future "say-on-pay" votes.

Vote Required

This proposal is being submitted to enable stockholders to express a preference as to whether future "say-on-pay" votes should be held every year, every two years or every three years. The selection that receives a plurality of affirmative votes of the shares of Common Stock outstanding will be considered the preference of the stockholders. Brokers are not entitled to use their discretion to vote uninstructed proxies with respect to the proposal, and any such "broker non-votes" will not be deemed a vote cast.

The Board recommends that a vote “FOR THREE YEARS” with respect to how frequently a non-binding stockholder vote on the compensation of our named executive officers should occur.

21

PROPOSAL FIVE

SHARE ISSUANCE PROPOSAL

Background and Overview

The Company is requesting stockholder approval of the following proposal (the “Share Issuance Approval”) pursuant to Nasdaq Listing Rule 5635(d) for the potential issuance of shares of the Company’s common stock (“Common Stock”) in excess of 19.99% of the outstanding shares of Common Stock in connection with the redemption of one or more promissory notes issued under that certain Securities Purchase Agreement (the “SPA”), dated as of March 10, 2022, by and between the Company and Streeterville Capital, LLC (the “Investor”).

Pursuant to the terms of the SPA, the Investor (i) purchased an unsecured promissory note (“Note #1”) in aggregate principal amount of $5,350,000 in exchange for $5,000,000 less certain expenses and (ii) agreed to purchase another unsecured promissory note at the Company’s election (“Note #2” and, together with Note #1, the “Notes”) in aggregate principal amount of $5,350,000 in exchange for $5,000,000, with the Company’s election being subject to the Company satisfying, among others, the following conditions within six months of the issuance of Note #1: (A) obtaining stockholder approval for the issuance of Common Stock in excess of 19.99% of the outstanding shares of Common Stock in connection with the potential redemption of the Notes, which approval would be satisfied by the approval of this Share Issuance Proposal, and (B) there being no Trigger Event (as defined in the Notes) under Note #1. If Note #2 is issued, the terms of Note #1 and Note #2 will be substantively identical. The net proceeds to the Company from the issuance of Note #1 were approximately $4.7 million, which the Company intends to use for general corporate purposes.

Until amounts due under the Notes are paid in full, the Company agreed, among other things, to: (i) timely make all filings under the Securities Exchange Act of 1934, (ii) ensure the Common Stock continues to be listed on the Nasdaq Stock Market (“Nasdaq”) or the New York Stock Exchange, (iii) not issue debt securities or certain equity securities where the pricing of such equity securities is tied to the public trading price of the Common Stock, in each case, without the Investor’s prior consent, and (iv) offer the Investor the right to purchase up to 10% of future equity and debt securities offerings, subject to certain exceptions and limitations. The Company also agreed under the SPA to reserve with the Company’s transfer agent 6.5 million shares of Common Stock for potential issuance under each Note for shares that may be delivered in connection with the redemption right, which reservation may be increased and decreased in certain circumstances.

The Notes have an interest rate of 7% per annum. The maturity date of each Note is 18 months from the issuance date of such Note (the “Maturity Date”). If the Company elects to prepay the Notes prior to the Maturity Date, it must pay a premium of (i) 5%, if the prepayment occurs prior to the three-month anniversary of issuance, (ii) 7.5%, if the prepayment occurs between the three-month anniversary and six-month anniversary of issuance and (iii) 10% if the prepayment occurs after the six-month anniversary of issuance (in each case, plus the principal, interest, and fees owed as of the prepayment date).

Beginning on the date that is six (6) months after the issuance date of the applicable Note, the Noteholder has the right to redeem up to $500,000 of the outstanding balance of such Note per month. Payments may be made by the Company, generally at the Company’s option, (a) in cash, (b) by paying the redemption amount in the form of shares of Common Stock with the number of redemption shares being equal to the portion of the applicable redemption amount divided by the Redemption Conversion Price or (c) a combination of cash and shares of Common Stock. The “Redemption Conversion Price” shall equal 85% multiplied by the average of the two lowest daily volume weighted average prices per share of the Common Stock during the 15 trading days immediately preceding the date that the Noteholder delivers notice electing to redeem a portion of the Note. The Company’s right to satisfy the redemption amount in shares of Common Stock is subject to certain limitations, including (i) there not being any Equity Conditions Failure (as defined in the Note), (ii) the Noteholder and its affiliates together not owning more than 9.99% of the outstanding shares of Common Stock, and (iii) for Note #1, the aggregate shares of Common Stock issued upon redemption of Note #1 not exceeding 19.99% of the outstanding Common Stock unless the Company has obtained stockholder approval under Nasdaq rules for such issuance.

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The Notes contain certain Trigger Events that generally, if uncured within five (5) trading days, may result in an event of default in accordance with the terms of the Notes (such event, an “Event of Default”). Upon a Trigger Event, the Noteholder may increase the outstanding balance by 15% for certain major Trigger Events and 5% for all other Trigger Events. Additionally, upon an Event of a Default, the Noteholder may consider the Note immediately due and payable. Upon an Event of Default, the interest rate may also be increased to the lesser of 18% per annum or the maximum rate permitted under applicable law.

Effect of Issuance of Additional Common Stock

If this Share Issuance Proposal is approved, (i) the Note #2 Stockholder Approval Condition under the SPA will be satisfied and, assuming the other conditions have been satisfied, the Company will be able to elect to issue Note #2 pursuant to the terms set forth in the SPA and (ii) the Company will be able to issue shares of Common Stock under the Notes in satisfaction of a redemption request in excess of 19.99% of the outstanding shares of Common Stock, subject to the conditions set forth in the Notes and the SPA. As of the date of this proxy statement, there are [•] shares of Common Stock outstanding. Assuming (1) there are no changes to the number of outstanding shares of Common Stock other than shares issued in satisfaction of a Note redemption request, (2) the Noteholder requests Note redemption to the maximum extent allowable under the Note(s) and the Company elects to satisfy such requests entirely in Common Stock, (3) the Redemption Conversion Price is the same for all periods, and (4) the Company otherwise complies with or satisfies all the conditions in the Note(s) on the Company’s ability to issue Common Stock upon redemption of the Note(s), upon obtaining the Share Issuance Approval, the Company would issue and deliver shares to the Noteholder under the Note(s) as follows:

•	If Note #2 is not issued:
o	if the Redemption Conversion Price is $4.00, the Company would issue approximately 1.7 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock;
o	if the Redemption Conversion Price is $2.00, the Company would issue approximately 3.4 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock;
o	if the Redemption Conversion Price is $1.00, the Company would issue approximately 6.7 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock; and
o	if the Redemption Conversion Price is $0.50, the Company would issue approximately 13.4 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock.

•	If Note #2 is issued:
o	if the Redemption Conversion Price is $4.00, the Company would issue approximately 3.1 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock;
o	if the Redemption Conversion Price is $2.00, the Company would issue approximately 6.1 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock;
o	if the Redemption Conversion Price is $1.00, the Company would issue approximately 12.3 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock; and
o	if the Redemption Conversion Price is $0.50, the Company would issue approximately 24.5 million shares of Common Stock, which would result in the Noteholder receiving an aggregate of [•]% of the outstanding Common Stock.

As there is no floor on the Redemption Conversion Price, the Company cannot be certain as to the exact number of shares of Common Stock issuable under the Notes. As such, the exact magnitude of the dilutive effect cannot be conclusively determined, but the dilutive effect may be material to current stockholders.

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If the Company obtains the Share Issuance Approval and the Company delivers shares of Common Stock in satisfaction of Note redemption requests, such issuance(s) would reduce the relative voting power, liquidation value and share book value for the Company’s current stockholders. Further, the resale of Common Stock received by the Noteholders could cause the market price of the Common Stock to decline. In addition, an increase in the number of shares of Common Stock in connection with a redemption of the Notes may have an incidental anti-takeover effect in that additional shares could be used to dilute the stock ownership of parties seeking to obtain control of the Company. The increased number of issued shares could discourage the possibility of, or render more difficult, certain mergers, tender offers, proxy contests or other change of control or ownership transactions.

Basis of Stockholder Approval Requirements

The Common Stock is listed on the Nasdaq Capital Market, and, as such, the Company is subject to the NASDAQ listing standards set forth in its Listing Rules. Under Listing Rule 5635(d), prior stockholder approval is required for the issuance, other than in a public offering, of securities convertible into common stock at a price less than the greater of book or market value of the common stock if the securities are convertible into 20% or more of a company’s common stock.

Since the Redemption Conversion Price of the Notes is based on the trading price of Common Stock, it is possible that the issuance of Common Stock in connection with the redemption of the Notes could result in the issuance of more than 20% of Common Stock. While the Company generally has the ability to elect to settle a request to have the Notes redeemed in cash rather than Common Stock, the Company may determine that it is unable or unwilling to pay such redemption amount in cash. Furthermore, unless the Company obtains the approval sought by this Share Issuance Approval, the Company will be unable to issue Note #2. Given the foregoing, the Company is seeking stockholder approval under this Share Issuance Proposal, to comply with Nasdaq Listing Rule 5635(d), to potentially issue more than 20% of the outstanding Common Stock to the Noteholders upon potential redemption of the Notes.

Consequences of Not Approving this Proposal

If the Company’s stockholders do not approve this Share Issuance Proposal, the Company (i) will not be able to issue Note #2 and (ii) we will not be permitted to issue shares of Common Stock in excess of 19.99% of the outstanding Common Stock upon redemption of Note #1. Being unable to issue Note #2 would limit the Company’s access to liquidity, which the Company expects would be used to finance the Company’s operating activities and its investment in INTRUSION Shield.

Vote Required and Board Recommendation

The affirmative vote of the holders of a majority of the shares of Common Stock outstanding entitled to vote at the Meeting and present in person or by Proxy, is required for the Share Issuance Approval.

The Board recommends that a vote “FOR” the Share Issuance Approval.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the Common Stock as of March 28, 2022, unless otherwise indicated, by (1) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (2) each director and director nominee, (3) the Company’s current executive officers and (4) all current directors, nominees, and executive officers of the Company as a group. The persons and entities named in the table have sole voting and investment power with respect to all such shares owned by them, unless otherwise indicated.

Name of Beneficial Owner or Group (1)	Amount and Nature of Beneficial Ownership	Percent of Class (2)
Directors and Named Executive Officers:
Anthony Scott	17,401	*%
B. Franklin Byrd (3)	42,641	*%
Anthony J. LeVecchio(4)	85,790	*%
James F. Gero (5)	521,659	2.69%
Katrinka B. McCallum	5,508	*%
Gregory K. Wilson	5,508	*%
Jamie M. Schnur	5,508	*%
T. Joe Head (6)	1,205,089	6.21%
All directors, director nominees, and executive officers as a group (8 persons) (7)	1,960,438	10.06%

5% or Greater Stockholders
Patsy A. Paxton	1,142,274	5.91%
Michael L. Paxton (8)	1,539,956	7.97%
The Goldman Sachs Group, Inc.	1,002,553	5.19%

* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.

(1)	The address for of the persons or entities shown in the foregoing table who are beneficial owners of more than 5% of the Common is 101 East Park Blvd, Suite 1200, Plano Texas 75074, except for The Goldman Sachs Group, Inc., whose address is 200 West Street, New York NY 12082.
(2)	Beneficial ownership is calculated in accordance with the rules of the SEC in accordance with Rule 13d-3(d)(1) of the Exchange Act. Percentage of beneficial ownership is based on 19,314,539 shares of Common Stock issued outstanding as of March 28, 2022. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options or warrants held by that person that are currently exercisable or will become exercisable on or before May 28, 2022, are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
(3)	Includes 16,667 shares that Mr. Byrd may acquire upon exercise of options that are currently exercisable or will become exercisable on or before May 28, 2022.
(4)	Includes 3,334 shares that Mr. LeVecchio may acquire upon exercise of options that are currently exercisable or will become exercisable on or before May, 28, 2022.
(5)	Includes 60,333 shares that Mr. Gero may acquire upon exercise of options that are currently exercisable or will become exercisable on or before May 28, 2022.
(6)	Includes 100,000 shares that Mr. Head may acquire upon exercise of options that are currently exercisable or will become exercisable on or before May 28, 2022. Also includes 100,100 shares held by the Biblical Studies Foundation in which Mr. Head is President.
(7)	Includes an aggregate of 180,334 shares that may be acquired upon exercise of options of officers and directors that are currently exercisable or will become exercisable on or before May 28, 2022.
(8)	All shares reported are held by either the Paxton Living Trust, Michael L. Paxton and Kathryn A. Paxton, Trustees or the MKP Family, Ltd., Paxton Living Trust, General Partner.

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CERTAIN TRANSACTIONS WITH MANAGEMENT

During 2021 and up until March 28, 2022, there have been no other transactions, or currently proposed transactions, between the Company and any of its executive officers, directors, director nominees, or 5% beneficial holders, or member of the immediate family of the foregoing persons, in which one of the foregoing individuals or entities had an interest of more than $120,000. It is the Company’s policy that any such transaction between these individuals and the Company would require the review and approval of our Board prior to being entered into.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Ownership Reporting. Section 16(a) of the Exchange Act requires the Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation promulgated pursuant to the Exchange Act to furnish the Company with copies of all Section 16(a) report forms they file with the SEC.

Delinquent Section 16 Reports. Based solely on its review of the copies of such report forms received by it with respect to fiscal year 2021, the Company believes that all filing requirements applicable to its directors, officers and persons who own more than 10% of a registered class of the Company’s equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act except for the following: Late Form 3 Filings for Mr. Quentin Faust, corporate secretary, and Ms. Katrinka B. McCallum, neither of which reported any transactions. Mr. Byrd made one late Form 4 filing covering one transaction, and Mr. LeVecchio made one late Form 4 representing one transaction which was not subsequently reported on Form 5. Mr. Head made three late Form 4 Filings, covering a total of three transactions.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at subsequent annual meetings of the stockholders consistent with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be considered for inclusion in the Proxy Statement and Proxy relating to the 2023 Annual Meeting of Stockholders, such proposals must be received by the Company not later than December 6, 2022. Such proposals should be directed to Intrusion Inc., 101 East Park Blvd., Suite 1200, Plano, Texas 75074, Attention: Secretary (telephone: (972) 234-6400; telecopy: (972) 234-1467).

Pursuant to Rule 14a-4(c) of the Exchange Act of 1934, if a stockholder who intends to present a proposal at the 2023 Annual Meeting of Stockholders does not notify the Company of such proposal on or prior to February 21, 2023, then management proxies would be allowed to use their discretionary voting authority to vote on the proposal when the proposal is raised at the annual meeting, even though there is no discussion of the proposal in the 2022 proxy statement.

EXPENSES OF SOLICITATION

All costs incurred in the solicitation of Proxies for the Meeting will be borne by the Company. In addition to the solicitation by mail, officers and employees of the Company may solicit Proxies by telephone, telefax or personally, without additional compensation. The Company may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Common Stock held of record by such persons, and the Company may reimburse such brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses incurred in connection therewith. In addition, Computershare has been retained by the Company to aid in the solicitation of Proxies and will solicit Proxies by mail, telephone, internet, telefax and personal interview and may request brokerage houses and nominees to forward soliciting material to beneficial owners of Common Stock. For these services, Computershare will be paid approximately $23,000, plus reasonable incidental expenses.

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ADDITIONAL INFORMATION AVAILABLE

Upon the written request of any stockholder, the Company will furnish, without charge, a copy of the Company’s 2021 Annual Report on Form 10-K, as filed with the SEC, including the financial statements and schedules thereto. The request should be directed to the Secretary at the Company’s offices indicated above.

The Company’s 2021 Annual Report on Form 10-K accompanies this Proxy Statement. The Annual Report on Form 10-K, which includes financial statements, does not form and is not to be deemed part of this Proxy Statement.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board and management are not aware of any other matter, other than those described herein, which will be presented for consideration at the Meeting. Should any other matter requiring a vote of the stockholders properly come before the Meeting or any adjournment thereof, the enclosed Proxy confers upon the persons named in and entitled to vote the shares represented by such Proxy discretionary authority to vote the shares represented by such Proxy in accordance with their best judgment in the interest of the Company on such matters. The persons named in the enclosed Proxy also may, if it is deemed advisable, vote such Proxy to adjourn the Meeting from time to time.

Please sign, date and return promptly the enclosed Proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

/s/ Anthony J. LeVecchio
Anthony J. LeVecchio
Executive Chairman of the Board

Plano, Texas
April [•], 2022

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INTRUSION INC. 101 EAST PARK BLVD, SUITE 1200 PLANO, TX 75074 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/23/2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to createan electronic voting instruction form. VOTE BY PHONE - 1 - 800 - 690 - 6903 Use any touch - tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/23/2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage - paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 . TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of thenominee(s) on the line below: The Board of Directors recommends you vote FOR the following: Ƒ Ƒ Ƒ 1. Election of Directors Nominees: 01) Anthony Scott 02) Anthony J. LeVecchio 03) James F. Gero 04) Katrinka B. McCallum 05) Gregory K. Wilson 06) Jamie M. Schnur The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Ratification of the appointment of Whitley Penn LLP as independent auditors of the Company for the fiscal year ending December 31, 2022. Ƒ Ƒ Ƒ 3. Advisory approval of compensation of named executives as disclosed in the Proxy Statement. Ƒ Ƒ Ƒ The Board of Directors recommends you vote 3 YEARS on the following proposal: 3 Years 2 Years 1 Year Abstain 4. Advisory vote on the frequency of the advisory vote on the compensation of the named executives as disclosed in the Proxy Statement. Ƒ Ƒ Ƒ Ƒ For Against Abstain 5. Approval of the potential issuance of shares of the Company’s common stock in excess of 19.99% of the outstanding shares of common stock in connection with the optional redemption feature under the promissory notes issued, or to be issued, under a securities purchase agreement the Company entered into on March 10, 2022. Ƒ Ƒ Ƒ Note: Such other business as may properly come before the meeting or any adjournment thereof Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature (Please Sign Within Box) Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10 - K and Proxy Statement are available at www.proxyvote.com . INTRUSION INC. 101 East Park Blvd, Suite 1200 Plano, Texas 75074 Annual Meeting of Stockholders - May 24 , 2022 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned stockholder(s) of Intrusion Inc . , a Delaware corporation (the "Company"), hereby appoint(s) Anthony Scott and B . Franklin Byrd, and either of them, attorneys - in - fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company which the undersigned is/are entitled to vote at the Annual Meeting of Stockholders to be held at Company headquarters, 101 East Park Blvd, Suite 1200 , Plano, Texas 75074 , at 900 A . M . , Local Time, on Tuesday, May 24 , 2022 and at any adjournment thereof . (Continued and to be marked, dated and signed, on the other side)